                                                                    Exhibit 99.1

   NovaStar Financial, Inc. Agrees to Sell Mortgage Servicing Rights in a Move
                                 to Reduce Debt

KANSAS CITY, Mo.,  October 16, 2007 - NovaStar  Financial,  Inc. (NYSE:  NFI), a
residential  mortgage portfolio  manager,  today announced it has entered into a definitive  agreement to sell all of its mortgage servicing rights and servicing advances relating to its  securitizations  to Saxon Mortgage  Services,  Inc., a
Fort Worth,  Texas,  based servicer of mortgage loans,  for  approximately  $175 million in cash subject to certain adjustments at closing. NovaStar will use the proceeds from this transaction for debt reduction.  The agreement is expected to close on  November  1, 2007,  subject  to the  satisfaction  of various  closing conditions,  including the receipt of certain third party consents. Saxon is not acquiring the NovaStar servicing platform or any other asset, nor is it assuming any of NovaStar's pre-closing liabilities.

Lance Anderson,  President and Chief Operating Officer,  commented: "This action is expected  to reduce debt and risks  related to  operating  capital  needs for servicing  loans.  As we continue to endure a difficult  period for the mortgage industry and the secondary  market for mortgage loans,  our focus is on managing our portfolio of mortgage  securities,  along with brokering loans with a retail team that continues to serve  homeowners."

The sale of mortgage  servicing rights to Saxon means that collection,  customer service  and loss  mitigation  activities  on the  related  loans that  NovaStar services will transition to the Saxon  organization  upon closing of the sale or soon  after  closing.  NovaStar  is  currently  evaluating  the  impact  of this transaction on its servicing organization,  including its servicing workforce of approximately 300 persons,  but expects that substantial  reductions in both its organization and workforce will result.

NovaStar  and Saxon place a high  priority on customer  service and  providing a seamless  transition for  homeowners  with NovaStar  loans.  Each homeowner will receive  direct  communication  from the  companies  explaining  the  changes in procedures  and  contact  information.

Mortgage  servicing  rights  are an  asset  representing  the  present  value of expected fees that are paid out of securitized loan pools for activities such as loan collection,  customer service and loss mitigation.

Deutsche Bank Securities Inc. advised NovaStar in this transaction.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is a specialty finance company that focuses on  single-family  mortgage loans and  mortgage-backed  securities.  NovaStar is headquartered in Kansas City, Missouri.

For    more     information,     please     reference     our     website     at
http://www.novastarmortgage.com.

This Press Release  contains  forward-looking  statements  within the meaning of
Section  21E of the  Securities  Exchange  Act of 1934,  as  amended,  regarding management's beliefs, estimates,  projections,  and assumptions with respect to, among other things,  our future  operations,  business plans and strategies,  as well as industry  and market  conditions,  all of which are subject to change at any time without notice. Actual results and operations for any future period may vary  materially  from  those  projected  herein  and from  past  results.  Some important  factors that could cause  actual  results to differ  materially  from those anticipated  include:  our ability to consummate the sale of substantially all of our mortgage  servicing  rights and  servicing  advances;  our ability to continue the operation of our mortgage  servicing  business  pending the sale of substantially all of our mortgage servicing rights and servicing  advances;  our ability to manage and operate our business during this difficult  period for the subprime  industry;  our ability to  effectively  manage our  portfolio  and our brokering  business in light of recent  changes to our business and the subprime industry;  our  ability  to  continue  as a "going  concern";  the effect of our inability to consummate our recently announced  transactions with MassMutual and
Jefferies  on our  business;  our ability to generate  and  maintain  sufficient liquidity  on  favorable  terms or at all;  the  impact  of the loss of our REIT status as of  January  1,  2006,  on our  financial  statements,  liquidity  and covenants  under  certain of our  financing  agreements;  our  ability to obtain necessary  waivers of, or amendments  to,  covenants  contained in our financing agreements;  the  impact  of the  sale  of our  mortgage  servicing  rights  and servicing  advances on our financial  statements;  our ability to recommence our wholesale  business or expand our retail business if market conditions  improve;
our  ability to remain  listed on the NYSE;  our ability to  originate  and sell loans at a profit  and under  favorable  terms,  or at all,  under  the  current circumstances;  impairments on our mortgage  assets;  increases in prepayment or default rates on our mortgage assets; increases in loan repurchase requests; our ability to use our net loss  carryforwards  and net unrealized  built-in losses;
changes in the types of products we offer;  inability of potential  borrowers to meet our underwriting  guidelines;  changes in assumptions  regarding  estimated loan  losses and fair  value  amounts;  our  ability  to  improve  and  maintain effective internal control over financial  reporting and disclosure controls and procedures  in the  future;  our ability to operate  effectively  with a reduced workforce;  finalization  of the amount and terms of any  severance  provided to terminated  employees;  finalization of the accounting  impact of our previously announced  reductions  in  workforce;  events  impacting  the subprime  mortgage industry in general,  including  events  impacting our competitors and liquidity available  to the  industry;  the  initiation  of margin  calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies;  our ability to generate  acceptable  income while  maintaining an acceptable level of overhead;
residential  property  values;  interest  rate  fluctuations  on our assets that differ from our  liabilities;  the outcome of litigation  or regulatory  actions pending  against us or other legal  contingencies,  including the outcome of the previously  disclosed  California  case; our compliance with  applicable  local, state and federal laws and regulations or opinions of counsel  relating  thereto and the impact of new local,  state or federal  legislation  or  regulations  or opinions of counsel relating  thereto or court decisions on our operations;  our ability to adapt to and implement  technological  changes;  compliance  with new accounting  pronouncements;  the impact of general economic conditions;  and the risks that are from time to time included in our filings with the SEC, including our  Annual  Report on Form  10-K for the year  ended  December  31,  2006,  our quarterly  reports on Form 10-Q for the periods  ending March 31, 2007, and June
30, 2007.  Other factors not presently  identified may also cause actual results to differ. Words such as "believe," "expect,"

"anticipate,"  "promise,"  "plan,"  "intend" and other  expressions  or words of similar  meanings,  as well as  future  or  conditional  verbs  such as  "will,"
"would,"  "should,"  "could,"  or  "may"  are  generally  intended  to  identify forward-looking statements. This press release speaks only as of its date and we expressly disclaim any duty to update the information herein.

Media Relations Contact
Richard M. Johnson
913.649.8885

Investor Relations Contact
Jeffrey A. Gentle
816.237.7424